EXHIBIT 21.1

SUBSIDIARIES OF MAXLINEAR, INC.

Name	Jurisdiction of Incorporation

MaxLinear Shanghai Limited	China

MaxLinear Limited	Bermuda

MaxLinear Asia Limited	Malaysia

MxL Taiwan Holdings, LLC	Delaware

MaxLinear Technologies Private Limited	India

MaxLinear Japan GK	Japan

MaxLinear Asia Limited	Korea